SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ---------------
                                  SCHEDULE 13G

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 1)*

                               GFSB Bancorp, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   361692 10 6
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                  May 25, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this schedule is filed:

|_| Rule 13d-1(b)

|X|  Rule 13d-1(c)

|_|  Rule 13d-1(d)

----------------------
* The remainder of the cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                                Page 1 of 4 pages

                                                               Page 2 of 4 Pages

CUSIP No. 361692 10 6             Schedule 13G
          -----------             ------------

1.       Name of Reporting Person
         S.S. or I.R.S. Identification Number of above person:

                               Vernon I. Hamilton
                               ------------------

2.       Check the appropriate box if a member of a group*

                  (a)  |_|                  (b)   |X|

3.       SEC Use Only

4.       Citizenship or Place of Organization: USA
                                              -----
Number of Shares Beneficially Owned by Each Reporting Person with:

5.       Sole Voting Power:                             35,122
                                                        ------

6.       Shared Voting Power:                            5,011
                                                        ------

7.       Sole Dispositive Power:                        35,122
                                                        ------

8.       Shared Dispositive Power:                       5,011
                                                        ------

9.       Aggregate Amount Beneficially Owned by Each Reporting Person:
         40,133
         ------

10.      Check Box If The Aggregate Amount in Row (9) Excludes Certain
         Shares*  |X|

11.      Percent of Class Represented by Amount in Row 9:  4.1%
                                                           ---

12.      Type of Reporting Person*: IN
                                   ----


                                * SEE INSTRUCTION

                                                               Page 3 of 4 Pages

Item 1(a)         Name of Issuer: GFSB Bancorp, Inc.
                  --------------  ------------------

Item 1(b)         Address of Issuer's Principal Executive Offices:
                  -----------------------------------------------

                            221 West Aztec
                            Gallup, New Mexico 87301

Item 2(a)         Name of Person Filing:
                  ---------------------

                               Vernon I. Hamilton
                               ------------------

Item 2(b)         Address of Principal Business Office:  Same as Item 1(b)
                  ------------------------------------   -----------------

Item 2(c)         Citizenship: USA
                  -----------  ---

Item 2(d)         Title of Class of Securities:  Common Stock
                  ----------------------------   ------------

Item 2(e)         CUSIP Number:     361692 10 6
                  ------------      -----------

Item 3            Not Applicable

Item 4(a)         Amount Beneficially Owned: 40,133
                  -------------------------  ------

Item 4(b)         Percent of Class: 4.1%
                  ----------------  ----

Item 4(c)         Number of shares as to which such person has:

                  (i)       sole power to vote or to direct the vote    35,122
                                                                      --------
                  (ii)      shared power to vote or to direct the
                            vote                                         5,011
                                                                      --------
                  (iii)     sole power to dispose or to direct the
                            disposition of                              35,122
                                                                      --------

                  (iv)      shared power to dispose or to direct the
                            disposition of                               5,011
                                                                      --------
Item 5            Ownership of Five Percent or Less of Class:
                  ------------------------------------------
                  If this statement is being filed to report the fact that as of the date hereof the Reporting Person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following
                                                   |X|

                                                               Page 4 of 4 Pages

Item 6            Ownership  of More  than  Five  Percent on Behalf of Another
                  Person:
                  --------------------------------------------------------------

                                 Not Applicable


Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
                  --------------------------------------------------------------

                                 Not Applicable

Item 8            Identification and Classification of Members of the Group.
                  ----------------------------------------------------------

                                 Not Applicable

Item 9            Notice of Dissolution of Group.
                  ------------------------------

                                 Not Applicable

Item 10           Certification.
                  -------------
                  By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE:

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




/s/Vernon I. Hamilton                              9/17/99
-----------------------------------                -------
Vernon I. Hamilton                                 Date